EXHIBIT 99.1

CELLECTAR BIOSCIENCES ANNOUNCES $7.76 MILLION REGISTERED DIRECT
OFFERING PRICED AT-THE-MARKET

MADISON, Wis., October 10, 2017 / -- Cellectar Biosciences, Inc. (NASDAQ: CLRB) (“Cellectar” or the “Company”), an oncology-focused biotechnology company, today announced that it entered into securities purchase agreements with certain institutional investors in connection with a registered direct offering, priced at-the-market, of an aggregate of approximately 4.1 million shares of common stock and warrants to purchase an aggregate of approximately 3.1 million shares of common stock, at an offering price of $1.87375 per share and related warrant, for aggregate gross proceeds of approximately $7.76 million. The warrants have an exercise price of $1.78, will be immediately exercisable and will expire in seven years. To the extent that the purchase of shares of common stock would result in beneficial ownership above 4.99 percent, an investor may elect to purchase shares of our Series B convertible preferred stock in lieu of common stock. Each share of preferred stock has a conversion price of $1.87375 and no dividend rights. The offering is expected to close on or about October 12, 2017, subject to the satisfaction of customary closing conditions.

Ladenburg Thalmann & Co. Inc., a subsidiary of Ladenburg Thalmann Financial Services Inc. (NYSE American: LTS), is acting as exclusive placement agent in connection with the offering.

Cellectar currently intends to use the net proceeds of this offering for general corporate purposes, including working capital.

The shares of common stock, convertible preferred stock and shares underlying the convertible preferred stock were offered pursuant to a shelf registration statement on Form S-3 (File No. 333-218514), which was declared effective by the United States Securities and Exchange Commission ("SEC") on September 20, 2017. The warrants and shares issuable upon exercise of the warrants were offered in a concurrent private placement and have not been registered under the Securities Act of 1933, as amended. The Company has agreed to file one or more registration statements with the SEC covering the resale of the shares of common stock issuable upon exercise of the warrants.

This press release shall not constitute an offer to sell, or the solicitation of an offer to buy, nor may there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. A prospectus supplement relating to the shares of common stock will be filed by Cellectar with the SEC.  When available, copies of the prospectus supplement, together with the accompanying prospectus, can be obtained at the SEC's website at www.sec.gov or from Ladenburg Thalmann & Co. Inc., Prospectus Department, 277 Park Avenue, 26th Floor, New York, New York 10172 or by email at prospectus@ladenburg.com.

About Cellectar Biosciences, Inc.

Cellectar Biosciences (CLRB) is developing phospholipid drug conjugates (PDCs) designed to provide cancer targeted delivery of diverse oncologic payloads to a broad range of cancers and cancer stem cells.  Cellectar's PDC platform is based on the company's proprietary phospholipid ether analogs.  These novel small-molecules have demonstrated highly selective uptake and retention in a broad range of cancers, even sites of metastases.  The company's lead therapeutic PDC, CLR 131, utilizes iodine-131, a cytotoxic radioisotope, as its payload.  CLR 131 has been designated as an orphan drug by the US FDA and is currently being evaluated in a Phase 1 clinical study in patients with relapsed or refractory multiple myeloma and a Phase 2 clinical study to assess efficacy in a range of B-cell malignancies.   The company is also developing proprietary PDCs for targeted delivery of chemotherapeutics and has several preclinical stage product candidates, and plans to expand its PDC chemotherapeutic pipeline through both in-house and collaborative R&D efforts.  For more information please visit www.cellectar.com.

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Safe Harbor Statement

Any statements contained in this press release that do not describe historical facts may constitute forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include, among other thing, statements regarding the offering, the expected gross proceeds, the expected use of proceeds and the expected closing of the offering. Any forward-looking statements contained herein are based on current expectations, but are subject to a number of risks and uncertainties. The factors that could cause actual future results to differ materially from current expectations include, but are not limited to, risks and uncertainties relating to the Company's ability to develop, market and sell products based on its technology; the expected benefits and efficacy of the Company's products and technology; the availability of substantial additional funding for the Company to continue its operations and to conduct research and development, clinical studies and future product commercialization; and, the Company's business, research, product development, regulatory approval, marketing and distribution plans and strategies. These and other factors are identified and described in more detail in our filings with the SEC, including, our current reports on Form 8-K.

Contact:

Jules Abraham

JQA Partners, Inc.

917-885-7378

jabraham@jqapartners.com